UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 12, 2015

Easterly Government Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36834	47-2047728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 L Street NW, Suite 750, Washington, D.C.	20037
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 595-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2015, the Board of Directors (the “Board”) of Easterly Government Properties, Inc. (the “Company”) approved the appointment of Meghan G. Baivier as Executive Vice President and Chief Operating Officer, such appointment to be effective May 12, 2015. In this role, Ms. Baivier will join the Company’s executive management team and will be responsible for overseeing the alignment of the Company’s growth strategy and financial goals with operations, capital markets and finance activities.

Prior to joining the Company, Ms. Baivier, 35, held a variety of titles at Citigroup Global Markets Inc. (“Citigroup”) most recently serving as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group. Ms. Baivier began her career at Citigroup in August, 2010. While at Citigroup, she was involved in a wide range of financial advisory and capital markets transactions including more than $15 billion of merger and acquisition transactions complemented by public equity and debt capital raises in excess of $22 billion. She also was part of the lead underwriting team that advised the Company on its initial public offering which closed on February 11, 2015. Before joining Citigroup, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. She began her career as a High Yield Research Associate with Fidelity Management and Research. Ms. Baivier received her Masters of Business Administration from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and has a Bachelor of Arts degree from Wellesley College.

In connection with Ms. Baivier’s appointment, the Board approved the terms of an employment agreement (the “Employment Agreement”) among the Company, Easterly Properties Services LLC, Easterly Government Properties LP and Ms. Baivier, which outlines the terms of her employment.

The Employment Agreement has a term of three years beginning on May 12, 2015 (the “Effective Date”). The Employment Agreement will automatically extend for an additional one-year term at the expiration of the initial term and the anniversary of such initial term unless either party provides written notice of non-renewal no later than 180 days prior to the expiration of the initial term or the one-year extended term. Under the terms of the Employment Agreement, Ms. Baivier is entitled to receive an annual base salary of $225,000.

Ms. Baivier will also be eligible for incentive bonuses under the Employment Agreement, with a target bonus for the fiscal year ending on December 31, 2015 of up to 100% of her base salary and no less than 50% of her base salary, in each case pro-rated to take into account the Effective Date. Ms. Baivier’s annual bonus will be determined by the compensation committee of the Board, in its sole discretion, based on such factors relating to the performance of Ms. Baivier or the Company as it deems relevant. The Employment Agreement also provides eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, the 2015 Equity Incentive Plan and Section 401(k) plan.

The Employment Agreement provides that upon the termination of Ms. Baivier’s employment by the Company other than for “cause” (as defined in the Employment Agreement) or by Ms. Baivier for “good reason” (as defined in the Employment Agreement), subject to her signing a separation agreement and mutual release, Ms. Baivier will be entitled to a severance payment in an amount equal to six months of her base salary at the time of termination. The severance payment described above is to be made as a lump sum payment within 30 days after the date of termination of employment. The Employment Agreement does not provide for any tax gross ups.

Ms. Baivier does not have any familial relationship requiring disclosure under Item 401(d) of Regulation S-K. Ms. Baivier does not have any related party interests requiring disclosure under Item 404(a) of Regulation S-K. Ms. Baivier is not a director of the Company or any other registered company.

The above descriptions of the Employment Agreement are not complete and are qualified entirely by reference to the text of the Employment Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Employment Agreement, by and among Easterly Government Properties Services LLC, Easterly Government Properties LP, Easterly Government Properties, Inc., and Meghan G. Baivier, dated May 12, 2015

99.1	Press release dated May 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Date: May 13, 2015